Exhibit 99.1

Mercantile Bank Corporation Announces Strong Second Quarter 2022 Results

Robust loan growth, continuing strength in asset quality metrics, and significant increases in several key fee income categories highlight quarter

GRAND RAPIDS, Mich., July 19, 2022 – Mercantile Bank Corporation (NASDAQ: MBWM) ("Mercantile") reported net income of $11.7 million, or $0.74 per diluted share, for the second quarter of 2022, compared with net income of $18.1 million, or $1.12 per diluted share, for the respective prior-year period. Net income during the first six months of 2022 totaled $23.2 million, or $1.47 per diluted share, compared to $32.3 million, or $2.00 per diluted share, during the first six months of 2021.

“We are pleased to report another quarter of solid operating performance,” said Robert B. Kaminski, Jr., President and Chief Executive Officer of Mercantile. “The substantial growth in core commercial loans and residential mortgage loans and sustained strength in asset quality metrics during the first six months of 2022 exhibit our ongoing focus on meeting the credit needs of our customers while employing sound underwriting practices. The increase in net interest income stemming from earning asset growth and a higher net interest margin, growth in several key fee income revenue streams, and overhead cost control have largely offset a substantially lower level of mortgage banking income primarily resulting from increased mortgage loan interest rates. The entire Mercantile team has adeptly pivoted from assisting clients with initial COVID-19 pandemic-related issues to helping them navigate through the latest economic challenges such as high inflation levels, rising interest rates, and staffing concerns, and we believe our commitment to serving as a trusted advisor will present us with additional opportunities to develop mutually beneficial relationships with new and existing customers.”

Second quarter highlights include:

●	Annualized net core commercial loan growth of approximately 10 percent
●	Significant increase in residential mortgage loan portfolio
●	Continued strength in commercial loan pipeline
●	Net interest income expansion reflecting loan growth and improved net interest margin
●	Substantial increases in several key fee income categories
●	Sustained low levels of nonperforming assets and loan charge-offs
●	Solid capital position

Operating Results

Total revenue, which consists of net interest income and noninterest income, was $42.1 million during the second quarter of 2022, compared to $45.4 million during the prior-year second quarter. Net interest income during the current-year second quarter was $34.3 million, up $3.4 million, or 11.2 percent, from $30.9 million during the respective 2021 period due to earning asset growth and an improved net interest margin. Noninterest income totaled $7.7 million during the second quarter of 2022, down from $14.6 million during the second quarter of 2021 mainly due to decreased mortgage banking income, which more than offset notable increases in several key fee income categories.

The net interest margin was 2.88 percent in the second quarter of 2022, up from 2.57 percent in the first quarter of 2022 and 2.76 percent in the prior-year second quarter. The yield on average earning assets was 3.32 percent during the current-year second quarter, up from 2.99 percent during the first quarter of 2022 and 3.20 percent during the second quarter of 2021. The increased yield on average earning assets primarily resulted from a higher yield on other interest-earning assets, reflecting the rising interest rate environment, and a change in earning asset mix, comprised of a decrease in lower-yielding interest-earning deposits and an increase in higher-yielding loans as a percentage of earning assets. An increase in the yield on loans from 3.87 percent during the first quarter of 2022 to 3.97 percent during the current-year second quarter, mainly reflecting higher rates on variable-rate commercial loans resulting from the Federal Open Market Committee (“FOMC”) significantly raising the targeted federal funds rate by a total of 150 basis points during the period of March 2022 through June 2022, also significantly contributed to the increased yield on average earning assets during the respective periods. The yield on average loans during the second quarter of 2022 was virtually unchanged from the yield during the second quarter of 2021 as the negative impact of a lower level of Paycheck Protection Program net loan fee accretion was substantially offset by the positive impact of the aforementioned higher rates on variable-rate commercial loans stemming from the FOMC rate hikes. As of June 30, 2022, approximately 63 percent of the commercial loan portfolio consisted of variable-rate loans, with substantially all of the loans subject to immediate repricing in response to likely further FOMC rate hikes.

The cost of funds equaled 0.44 percent in the second quarter of 2022, unchanged from the prior-year second quarter as an increased cost of borrowings, primarily reflecting the issuance of $90.0 million in subordinated notes in December of 2021 and January of 2022, was offset by a decreased cost of time deposits. Subordinated note issuance proceeds of $85.0 million were injected into Mercantile Bank as an increase to equity capital to support anticipated loan growth. The cost of funds during the current-year second quarter was also virtually unchanged from the first quarter of 2022.

A significant volume of excess on-balance sheet liquidity, which initially surfaced in the second quarter of 2020 as a result of the COVID-19 environment and has persisted since that time, negatively impacted the yield on average earning assets by 28 basis points and 42 basis points during the second quarters of 2022 and 2021, respectively, and the net interest margin by 23 basis points and 37 basis points during the respective periods. The excess funds, consisting almost entirely of low-yielding deposits with the Federal Reserve Bank of Chicago, are mainly a product of local deposit growth and Paycheck Protection Program loan forgiveness activities.

Mercantile recorded a provision for credit losses of $0.5 million during the second quarter of 2022, compared to a negative provision expense of $3.1 million during the second quarter of 2021. The provision expense recorded during the current-year second quarter mainly reflected allocations necessitated by net commercial and residential mortgage loan growth, increased specific reserves for certain problem commercial loan relationships, and a higher reserve for residential mortgage loans stemming from slower prepayment speeds and the associated extended average life of the portfolio. The required reserve allocations resulting from these factors were largely offset by the positive impact of a change in the COVID-19 environmental factor, the recording of net loan recoveries, and ongoing strong loan quality metrics during the period. The negative provision expense recorded during the prior-year second quarter was mainly comprised of a reduced allocation associated with the economic and business conditions environmental factor, reflecting improvement in both current and forecasted economic conditions. Mercantile’s adoption of Accounting Standards Update No. 2016-13, Measurement of Credit Losses on Financial Instruments, on January 1, 2022, resulted in a $0.4 million one-time reduction to the allowance for credit losses.

Noninterest income during the second quarter of 2022 was $7.7 million, compared to $14.6 million during the respective 2021 period. Noninterest income during the current-year second quarter included a $0.5 million bank owned life insurance claim, while noninterest income during the second quarter of 2021 included a $1.1 million gain on the sale of a branch. Excluding the impacts of these transactions, noninterest income decreased $6.3 million during the second quarter of 2022 compared to the respective 2021 period. The lower level of noninterest income almost entirely reflected decreased mortgage banking income and interest rate swap income, which more than offset increases in several key fee income sources, including service charges on accounts, credit and debit card income, and payroll processing fees. Continued strength in purchase residential mortgage loan originations during the second quarter of 2022 partially mitigated the negative impacts of higher interest rates, reduced refinance activity, a lower sold percentage, and a decreased gain on sale rate on mortgage banking income during the period when compared to the prior-year second quarter. The residential mortgage loan sold percentage declined from approximately 59 percent during the second quarter of 2021 to approximately 27 percent during the current-year second quarter, in large part reflecting customers’ preferences for adjustable-rate loans in the current interest rate environment and construction loans representing an increased percentage of overall loan production.

Noninterest expense totaled $26.9 million during the second quarter of 2022, compared to $26.2 million during the prior-year second quarter. Overhead costs during the current-year second quarter included a $0.4 million expense associated with the sale of a branch facility and a $0.5 million contribution to The Mercantile Bank Foundation. Excluding these transactions, noninterest expense decreased $0.2 million during the second quarter of 2022 compared to the respective 2021 period. The slightly lower level of expense primarily resulted from higher residential mortgage loan deferred salary costs as well as decreased health insurance costs and residential mortgage lender commissions and associated incentives, which more than offset increased regular salary expense largely stemming from annual employee merit pay increases and a larger bonus accrual.

Mr. Kaminski commented, “We are very pleased with the net interest income expansion during the second quarter and first six months of 2022, and we believe our balance sheet is structured to enhance our net interest margin if the FOMC continues to raise the targeted federal funds rate in an effort to curb inflation, which appears likely based on recent Federal Reserve communications and interest rate forecasts. The increase in net interest income, along with growth in several key fee income categories, have significantly offset a notable decline in mortgage banking income stemming from changed market conditions. We remain committed to controlling overhead costs and are constantly reviewing and monitoring our operating expenses, including our branch structure, to identify additional opportunities to improve efficiency.”

Balance Sheet

As of June 30, 2022, total assets were $5.06 billion, down $199 million from December 31, 2021. Total loans increased $270 million during the first six months of 2022, reflecting net increases in core commercial loans of $159 million and residential mortgage loans of $152 million, which more than offset a reduction in Paycheck Protection Program loans of $37.2 million. Core commercial loans and residential mortgage loans grew $76.5 million and $101 million, respectively, during the second quarter of 2022. The increases in core commercial loans during the second quarter and first six months of 2022 equated to annualized growth rates of 10.2 percent and 11.0 percent, respectively. As of June 30, 2022, unfunded commitments on commercial construction and development loans, which are expected to be funded over the next 12 to 18 months, and residential construction loans, which are anticipated to be largely funded over the next 12 months, totaled $175 million and $85.2 million, respectively. Interest-earning deposits decreased $526 million during the first six months of 2022 as excess overnight funds were used to fund loan growth, purchase securities and payoff matured wholesale funds. In addition, a customer’s withdrawal of a majority of funds that were deposited in late 2021, as well as other fund withdrawals by customers to make customary tax payments, contributed to the reduced level of interest-earning deposits.

Ray Reitsma, President of Mercantile Bank, noted, “We are very pleased with the robust levels of core commercial loan and residential mortgage loan growth during the second quarter and first six months of 2022. Core commercial and industrial loan growth accounted for more than one-half of the increase in core commercial loans during both periods, providing our lenders and treasury management personnel with further opportunities to augment commercial banking-related revenue streams. The increases in core commercial loans during the current-year second quarter and first half of 2022 were attained despite payoffs of certain larger relationships totaling approximately $78 million and $124 million during the respective periods. The payoffs were largely related to customers’ sales of businesses and assets, with approximately one-fifth of the dollar volume of payoffs during the first six months of 2022 being connected with borrowers that were experiencing financial troubles. The significant increase in residential mortgage loans was also satisfying when considering the downturn in market conditions and associated headwinds that are restricting market opportunities. Based on the sustained strength of our commercial loan pipeline and strong levels of unfunded commitments on commercial construction and development loans and residential construction loans, we believe loan originations and draws on existing lines of credit will continue to be solid in future periods.”

Commercial and industrial loans and owner-occupied commercial real estate loans together represented approximately 58 percent of total commercial loans as of June 30, 2022, a level that has remained relatively consistent with prior periods and in line with internal expectations.

Total deposits at June 30, 2022, were $3.87 billion, down $209 million, or 5.1 percent, from December 31, 2021. Local deposits and brokered deposits declined $185 million and $23.9 million, respectively, during the first six months of 2022. The decrease in local deposits primarily reflected the previously mentioned customer withdrawal of funds and customers’ normal tax payment levels. Wholesale funds were $362 million, or approximately 8 percent of total funds, at June 30, 2022, compared to $398 million, or approximately 9 percent of total funds, at December 31, 2021.

Asset Quality

Nonperforming assets totaled $1.8 million, $2.5 million, and $3.2 million at June 30, 2022, December 31, 2021, and June 30, 2021, respectively, with each dollar amount representing less than 0.1 percent of total assets as of the respective dates. The level of past due loans remains nominal, and loan relationships on the internal watch list declined in both number and dollar volume during the first six months of 2022. During the second quarter of 2022, loan charge-offs were less than $0.1 million, while recoveries of prior period loan charge-offs equaled $0.3 million, providing for net loan recoveries of $0.3 million, or an annualized 0.04 percent of average total loans.

Mr. Reitsma commented, “Our sustained commitment to underwriting loans in an appropriate and cautious manner is reflected in our ongoing outstanding asset quality metrics. We continue to carefully monitor our loan portfolio for any signs of distress stemming from the current economic environment and associated challenges, including high levels of inflation, supply chain disruptions, and tight labor market conditions, and are prepared to take swift action to mitigate the impact of any noted credit issues on our portfolio’s condition.”

Capital Position

Shareholders’ equity totaled $429 million as of June 30, 2022, down from $457 million at year-end 2021 mainly due to an increase in the after-tax net unrealized holding loss on securities available for sale resulting from higher market interest rates. Mercantile Bank’s capital position remains “well-capitalized” with a total risk-based capital ratio of 13.4 percent as of June 30, 2022, compared to 13.6 percent at December 31, 2021. At June 30, 2022, Mercantile Bank had approximately $149 million in excess of the 10.0 percent minimum regulatory threshold required to be considered a “well-capitalized” institution. Mercantile reported 15,861,055 total shares outstanding at June 30, 2022.

Mr. Kaminski concluded, “As evidenced by our Board of Directors’ declaration of an increased third quarter 2022 regular cash dividend, our ongoing financial strength has enabled us to reward shareholders with competitive dividend yields while supporting strong loan growth. We believe our robust overall financial condition, including solid capital levels, pristine asset quality metrics, strong operating performance, and significant loan funding opportunities, along with the potential to enhance net interest income from likely additional FOMC rate increases, will help mitigate the potential negative impacts from a downturn in economic conditions. Our solid financial performance during the first six months of 2022 and projected loan growth give us confidence that strong operating results can be achieved during the remainder of the year and beyond as we continue our efforts to be a consistent and profitable performer.”

Investor Presentation

Mercantile has prepared presentation materials that management intends to use during its previously announced second quarter 2022 conference call on Tuesday, July 19, 2022, at 10:00 a.m. Eastern Time, and from time to time thereafter in presentations about the Company’s operations and performance. These materials have been furnished to the U.S. Securities and Exchange Commission concurrently with this press release, and are also available on Mercantile’s website at www.mercbank.com.

About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank. Mercantile provides banking services to businesses, individuals and governmental units, and differentiates itself on the basis of service quality and the expertise of its banking staff. Mercantile has assets of approximately $5.1 billion and operates 45 banking offices. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.” For more information about Mercantile, visit www.mercbank.com, and follow us on Facebook, Instagram and Twitter @MercBank and on LinkedIn at www.linkedin.com/company/merc-bank.

Forward-Looking Statements

This news release contains statements or information that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will,” and similar references to future periods. Any such statements are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; increasing rates of inflation and slower growth rates; significant declines in the value of commercial real estate; market volatility; demand for products and services; the degree of competition by traditional and nontraditional financial services companies; changes in banking regulation or actions by bank regulators; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; potential cyber-attacks, information security breaches and other criminal activities; litigation liabilities; governmental and regulatory policy changes; the outcomes of existing or future contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; damage to our reputation resulting from adverse publicity, regulatory actions, litigation, operational failures, and the failure to meet client expectations and other facts; changes in the method of determining Libor and the phase-out of Libor; changes in the national and local economies, including the ongoing disruption to financial markets and other economic activity caused by the COVID-19 pandemic and unstable political and economic environments; and other factors, including those expressed as risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise. Investors are cautioned not to place undue reliance on any forward-looking statements contained herein.

FOR FURTHER INFORMATION:

Robert B. Kaminski, Jr.	Charles Christmas
President and CEO	Executive Vice President and CFO
616-726-1502	616-726-1202
rkaminski@mercbank.com	cchristmas@mercbank.com

MERCANTILE BANK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	JUNE 30,	DECEMBER 31,	JUNE 30,
	2022	2021	2021
ASSETS
Cash and due from banks	$89,167,000	$59,405,000	$75,893,000
Interest-earning deposits	389,938,000	915,755,000	683,638,000
Total cash and cash equivalents	479,105,000	975,160,000	759,531,000

Securities available for sale	603,638,000	592,743,000	506,125,000
Federal Home Loan Bank stock	17,721,000	18,002,000	18,002,000
Mortgage loans held for sale	12,964,000	16,117,000	27,720,000

Loans	3,723,800,000	3,453,459,000	3,248,841,000
Allowance for credit losses	(35,974,000)	(35,363,000)	(35,913,000)
Loans, net	3,687,826,000	3,418,096,000	3,212,928,000

Premises and equipment, net	51,402,000	57,298,000	58,250,000
Bank owned life insurance	75,664,000	75,242,000	72,679,000
Goodwill	49,473,000	49,473,000	49,473,000
Core deposit intangible, net	900,000	1,351,000	1,827,000
Other assets	79,862,000	54,267,000	50,879,000

Total assets	$5,058,555,000	$5,257,749,000	$4,757,414,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$1,740,432,000	$1,677,952,000	$1,620,829,000
Interest-bearing	2,133,461,000	2,405,241,000	2,050,442,000
Total deposits	3,873,893,000	4,083,193,000	3,671,271,000

Securities sold under agreements to repurchase	203,339,000	197,463,000	169,737,000
Federal Home Loan Bank advances	362,263,000	374,000,000	394,000,000
Subordinated debentures	48,585,000	48,244,000	47,904,000
Subordinated notes	88,457,000	73,646,000	0
Accrued interest and other liabilities	53,035,000	24,644,000	22,614,000
Total liabilities	4,629,572,000	4,801,190,000	4,305,526,000

SHAREHOLDERS' EQUITY
Common stock	288,199,000	285,752,000	293,232,000
Retained earnings	188,452,000	174,536,000	157,150,000
Accumulated other comprehensive income/(loss)	(47,668,000)	(3,729,000)	1,506,000
Total shareholders' equity	428,983,000	456,559,000	451,888,000

Total liabilities and shareholders' equity	$5,058,555,000	$5,257,749,000	$4,757,414,000

MERCANTILE BANK CORPORATION
CONSOLIDATED REPORTS OF INCOME
(Unaudited)

	THREE MONTHS ENDED	THREE MONTHS ENDED	SIX MONTHS ENDED	SIX MONTHS ENDED
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
INTEREST INCOME
Loans, including fees	$36,003,000	$33,789,000	$69,254,000	$66,774,000
Investment securities	2,529,000	1,802,000	4,794,000	3,434,000
Other interest-earning assets	1,018,000	183,000	1,384,000	351,000
Total interest income	39,550,000	35,774,000	75,432,000	70,559,000

INTEREST EXPENSE
Deposits	1,873,000	2,346,000	3,698,000	5,063,000
Short-term borrowings	49,000	40,000	99,000	76,000
Federal Home Loan Bank advances	1,911,000	2,050,000	3,774,000	4,077,000
Other borrowed money	1,391,000	467,000	2,650,000	939,000
Total interest expense	5,224,000	4,903,000	10,221,000	10,155,000

Net interest income	34,326,000	30,871,000	65,211,000	60,404,000

Provision for credit losses	500,000	(3,100,000)	600,000	(2,800,000)

Net interest income after provision for credit losses	33,826,000	33,971,000	64,611,000	63,204,000

NONINTEREST INCOME
Service charges on accounts	1,495,000	1,209,000	2,910,000	2,363,000
Credit and debit card income	2,134,000	1,920,000	4,015,000	3,598,000
Mortgage banking income	1,947,000	7,695,000	5,228,000	16,495,000
Interest rate swap income	430,000	1,495,000	1,781,000	2,148,000
Payroll services	464,000	405,000	1,102,000	962,000
Earnings on bank owned life insurance	785,000	297,000	1,072,000	574,000
Gain on sale of branch	0	1,058,000	0	1,058,000
Other income	486,000	477,000	910,000	821,000
Total noninterest income	7,741,000	14,556,000	17,018,000	28,019,000

NONINTEREST EXPENSE
Salaries and benefits	15,676,000	16,194,000	31,186,000	31,279,000
Occupancy	2,064,000	1,977,000	4,168,000	3,991,000
Furniture and equipment	935,000	902,000	1,869,000	1,791,000
Data processing costs	3,091,000	2,775,000	6,064,000	5,392,000
Charitable foundation contribution	506,000	0	506,000	0
Other expense	4,670,000	4,344,000	8,891,000	8,856,000
Total noninterest expense	26,942,000	26,192,000	52,684,000	51,309,000

Income before federal income tax expense	14,625,000	22,335,000	28,945,000	39,914,000

Federal income tax expense	2,888,000	4,244,000	5,716,000	7,583,000
Net Income	$11,737,000	$18,091,000	$23,229,000	$32,331,000

Basic earnings per share	$0.74	$1.12	$1.47	$2.00
Diluted earnings per share	$0.74	$1.12	$1.47	$2.00

Average basic shares outstanding	15,848,681	16,116,070	15,844,763	16,199,096
Average diluted shares outstanding	15,848,681	16,116,666	15,844,790	16,199,620

MERCANTILE BANK CORPORATION
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Quarterly					Year-To-Date
(dollars in thousands except per share data)	2022	2022	2021	2021	2021
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	2022	2021
EARNINGS
Net interest income	$34,326	30,885	32,534	31,124	30,871	65,211	60,404
Provision for credit losses	$500	100	(3,400)	1,900	(3,100)	600	(2,800)
Noninterest income	$7,741	9,277	12,632	15,568	14,556	17,018	28,019
Noninterest expense	$26,942	25,742	33,347	26,210	26,192	52,684	51,309
Net income before federal income tax expense	$14,625	14,320	15,219	18,582	22,335	28,945	39,914
Net income	$11,737	11,492	11,639	15,051	18,091	23,229	32,331
Basic earnings per share	$0.74	0.73	0.74	0.95	1.12	1.47	2.00
Diluted earnings per share	$0.74	0.73	0.74	0.95	1.12	1.47	2.00
Average basic shares outstanding	15,848,681	15,840,801	15,696,204	15,859,955	16,116,070	15,844,763	16,199,096
Average diluted shares outstanding	15,848,681	15,841,037	15,696,451	15,860,314	16,116,666	15,844,790	16,199,620

PERFORMANCE RATIOS
Return on average assets	0.93%	0.90%	0.92%	1.23%	1.53%	0.91%	1.40%
Return on average equity	10.98%	10.36%	10.15%	13.10%	16.27%	10.66%	14.66%
Net interest margin (fully tax-equivalent)	2.88%	2.57%	2.74%	2.71%	2.76%	2.73%	2.76%
Efficiency ratio	64.05%	64.10%	73.83%	56.13%	57.66%	64.07%	58.03%
Full-time equivalent employees	651	630	627	629	634	651	634

YIELD ON ASSETS / COST OF FUNDS
Yield on loans	3.97%	3.87%	4.07%	4.07%	3.99%	3.92%	4.01%
Yield on securities	1.68%	1.52%	1.46%	1.46%	1.54%	1.60%	1.57%
Yield on other interest-earning assets	0.76%	0.19%	0.15%	0.16%	0.12%	0.42%	0.12%
Yield on total earning assets	3.32%	2.99%	3.12%	3.13%	3.20%	3.16%	3.23%
Yield on total assets	3.13%	2.82%	2.94%	2.94%	3.02%	2.97%	3.05%
Cost of deposits	0.19%	0.19%	0.19%	0.23%	0.25%	0.19%	0.28%
Cost of borrowed funds	1.90%	1.82%	1.66%	1.67%	1.73%	1.86%	1.75%
Cost of interest-bearing liabilities	0.72%	0.66%	0.63%	0.69%	0.74%	0.69%	0.78%
Cost of funds (total earning assets)	0.44%	0.42%	0.38%	0.42%	0.44%	0.43%	0.47%
Cost of funds (total assets)	0.41%	0.39%	0.36%	0.39%	0.41%	0.40%	0.44%

MORTGAGE BANKING ACTIVITY
Total mortgage loans originated	$190,896	168,187	210,228	259,512	237,299	359,083	482,499
Purchase mortgage loans originated	$157,423	101,409	124,557	143,635	144,476	258,832	226,005
Refinance mortgage loans originated	$33,473	66,778	85,671	115,877	92,823	100,251	256,494
Total saleable mortgage loans	$52,328	75,747	129,546	177,837	140,497	128,075	336,152
Income on sale of mortgage loans	$1,751	3,204	6,850	6,659	7,690	4,955	16,872

CAPITAL
Tangible equity to tangible assets	7.56%	7.53%	7.79%	8.17%	8.51%	7.56%	8.51%
Tier 1 leverage capital ratio	9.31%	9.04%	9.19%	9.33%	9.47%	9.31%	9.47%
Common equity risk-based capital ratio	9.84%	10.02%	10.12%	10.34%	10.87%	9.84%	10.87%
Tier 1 risk-based capital ratio	10.91%	11.13%	11.26%	11.53%	12.11%	10.91%	12.11%
Total risk-based capital ratio	13.78%	14.09%	13.95%	12.47%	13.09%	13.78%	13.09%
Tier 1 capital	$473,065	464,396	456,133	448,010	445,410	473,065	445,410
Tier 1 plus tier 2 capital	$597,495	587,976	565,143	484,594	481,324	597,495	481,324
Total risk-weighted assets	$4,335,846	4,173,590	4,051,253	3,884,999	3,677,180	4,335,846	3,677,180
Book value per common share	$27.05	27.55	28.82	28.78	28.23	27.05	28.23
Tangible book value per common share	$23.87	24.36	25.61	25.53	25.03	23.87	25.03
Cash dividend per common share	$0.31	0.31	0.30	0.30	0.29	0.62	0.58

ASSET QUALITY
Gross loan charge-offs	$15	205	179	744	68	220	121
Recoveries	$336	294	1,519	354	386	630	867
Net loan charge-offs (recoveries)	$(321)	(89)	(1,340)	390	(318)	(410)	(746)
Net loan charge-offs to average loans	(0.04% )	(0.01% )	(0.16% )	0.05%	(0.04% )	(0.02% )	(0.05% )
Allowance for credit losses	$35,974	35,153	35,363	37,423	35,913	35,974	35,913
Allowance to loans	0.97%	0.99%	1.02%	1.13%	1.11%	0.97%	1.11%
Allowance to loans excluding PPP loans	0.97%	0.99%	1.04%	1.17%	1.20%	0.97%	1.20%
Nonperforming loans	$1,787	1,612	2,468	2,766	2,746	1,787	2,746
Other real estate/repossessed assets	$0	0	0	111	404	0	404
Nonperforming loans to total loans	0.05%	0.05%	0.07%	0.08%	0.08%	0.05%	0.08%
Nonperforming assets to total assets	0.04%	0.03%	0.05%	0.06%	0.07%	0.04%	0.07%

NONPERFORMING ASSETS - COMPOSITION
Residential real estate:
Land development	$30	31	32	33	34	30	34
Construction	$0	0	0	0	0	0	0
Owner occupied / rental	$1,508	1,579	1,768	2,063	2,137	1,508	2,137
Commercial real estate:
Land development	$0	0	0	0	0	0	0
Construction	$0	0	0	0	0	0	0
Owner occupied	$0	0	0	100	363	0	363
Non-owner occupied	$0	0	0	0	0	0	0
Non-real estate:
Commercial assets	$248	0	662	673	606	248	606
Consumer assets	$1	2	6	8	10	1	10
Total nonperforming assets	1,787	1,612	2,468	2,877	3,150	1,787	3,150

NONPERFORMING ASSETS - RECON
Beginning balance	$1,612	2,468	2,877	3,150	3,167	2,468	4,085
Additions	$309	93	218	361	522	402	638
Return to performing status	$0	(213)	0	(50)	0	(213)	(115)
Principal payments	$(134)	(641)	(377)	(291)	(484)	(775)	(1,043)
Sale proceeds	$0	0	(111)	(209)	0	0	(77)
Loan charge-offs	$0	(95)	(139)	0	(55)	(95)	(88)
Valuation write-downs	$0	0	0	(84)	0	0	(250)
Ending balance	$1,787	1,612	2,468	2,877	3,150	1,787	3,150

LOAN PORTFOLIO COMPOSITION
Commercial:
Commercial & industrial	$1,187,650	1,153,814	1,137,419	1,074,394	1,103,807	1,187,650	1,103,807
Land development & construction	$57,808	52,693	43,240	38,380	43,111	57,808	43,111
Owner occupied comm'l R/E	$598,593	582,732	565,758	551,762	550,504	598,593	550,504
Non-owner occupied comm'l R/E	$1,003,118	1,007,361	1,027,415	998,697	950,993	1,003,118	950,993
Multi-family & residential rental	$224,591	207,962	176,593	179,126	161,894	224,591	161,894
Total commercial	$3,071,760	3,004,562	2,950,425	2,842,359	2,810,309	3,071,760	2,810,309
Retail:
1-4 family mortgages	$623,599	522,556	442,546	411,618	380,292	623,599	380,292
Other consumer	$28,441	28,672	60,488	59,732	58,240	28,441	58,240
Total retail	$652,040	551,228	503,034	471,350	438,532	652,040	438,532
Total loans	$3,723,800	3,555,790	3,453,459	3,313,709	3,248,841	3,723,800	3,248,841

END OF PERIOD BALANCES
Loans	$3,723,800	3,555,790	3,453,459	3,313,709	3,248,841	3,723,800	3,248,841
Securities	$621,359	623,382	610,745	577,566	524,127	621,359	524,127
Other interest-earning assets	$389,938	698,724	915,755	741,557	683,638	389,938	683,638
Total earning assets (before allowance)	$4,735,097	4,877,896	4,979,959	4,632,832	4,456,606	4,735,097	4,456,606
Total assets	$5,058,555	5,175,899	5,257,749	4,964,412	4,757,414	5,058,555	4,757,414
Noninterest-bearing deposits	$1,740,432	1,686,203	1,677,952	1,647,380	1,620,829	1,740,432	1,620,829
Interest-bearing deposits	$2,133,461	2,290,048	2,405,241	2,221,611	2,050,442	2,133,461	2,050,442
Total deposits	$3,873,893	3,976,251	4,083,193	3,868,991	3,671,271	3,873,893	3,671,271
Total borrowed funds	$703,809	724,578	694,588	619,441	613,205	703,809	613,205
Total interest-bearing liabilities	$2,837,270	3,014,626	3,099,829	2,841,052	2,663,647	2,837,270	2,663,647
Shareholders' equity	$428,983	436,471	456,559	452,278	451,888	428,983	451,888

AVERAGE BALANCES
Loans	$3,633,587	3,484,511	3,373,551	3,276,863	3,365,686	3,559,461	3,324,006
Securities	$615,733	613,317	600,852	547,336	483,805	614,532	451,837
Other interest-earning assets	$530,571	784,193	738,328	733,801	619,358	656,682	605,564
Total earning assets (before allowance)	$4,779,891	4,882,021	4,712,731	4,558,000	4,468,849	4,830,675	4,381,407
Total assets	$5,077,458	5,168,562	5,010,786	4,856,611	4,752,858	5,122,758	4,666,372
Noninterest-bearing deposits	$1,706,349	1,625,453	1,708,052	1,641,158	1,619,976	1,666,125	1,565,458
Interest-bearing deposits	$2,201,797	2,364,437	2,194,644	2,125,920	2,074,759	2,282,667	2,050,959
Total deposits	$3,908,146	3,989,890	3,902,696	3,767,078	3,694,735	3,948,792	3,616,417
Total borrowed funds	$705,774	707,478	632,036	614,061	594,199	706,621	585,471
Total interest-bearing liabilities	$2,907,571	3,071,915	2,826,680	2,739,981	2,668,958	2,989,288	2,636,430
Shareholders' equity	$428,873	449,863	455,084	455,902	445,930	439,310	444,761